 EXHIBIT 5.1

BEFUMO & SCHAEFFER, PLLC

A PROFESSIONAL FIRM WITH LAWYER & NON-LAWYER PARTNERS

1629 K St. NW Suite 300 | Washington, DC 20006 | Ph: 202-669-0619 | Email: andrew@befumolaw.com

September 29, 2020

To: Board of Directors

Deseo Swimwear

2120 K Street – Unit 2

San Diego, CA 92102

RE: Common Stock of Deseo Swimwear Inc., Registered on Form S-1

Dear Sirs;

I have acted as special counsel to Deseo Swimwear Inc. (the “Company”) for the limited purpose of rendering this opinion in connection with the Registration Statement on Form S-1 and the Prospectus included therein (collectively the “Registration Statement”) which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") on or about September 29, 2020, with respect to the registration and proposed sale of 25,742,500 shares of Common Stock, par value $0.001 per share (the “Shares”), offered for resale by certain shareholders of the Company named in the Registration Statement (the “Selling Shareholders”).

In my capacity as special counsel to the Company, I have reviewed instruments, documents, and records, and made such examinations of law and fact as I have deemed relevant and necessary to form the opinion hereinafter expressed, including, but not limited to: The Certificate of Incorporation of the Company; the By- Laws of the Company; and documents relating to the issuance of Shares. I have examined such documents in light of the current federal laws of the United States and Nevada law, including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws. In such examinations, I have assumed the legal capacity of all natural persons, the authenticity and completeness of all instruments submitted to me as original documents, the conformity to the authentic originals of all documents supplied to me as certified or photostatic or faxed copies, and the genuineness of all signatures contained in the records, documents, instruments, and certificates I have reviewed.

In conducting my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate, limited liability company or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, limited liability company or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based upon and subject to the foregoing, I make the following opinion on the legality of the securities being registered. I am of the opinion that:

1. The Company has an authorized capitalization of 75,000,000 shares of Common Stock, $0.001 par value, and no shares of Preferred Stock.

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BEFUMO & SCHAEFFER, PLLC

A PROFESSIONAL FIRM WITH LAWYER & NON-LAWYER PARTNERS

1629 K St. NW Suite 300 | Washington, DC 20006 | Ph: 202-669-0619 | Email: andrew@befumolaw.com

2. The 25,742,500 shares that are being offered for resale by the Selling Shareholders have been duly and validly authorized and issued, and are fully paid and non-assessable.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to this firm under the heading “Experts” in the Prospectus. In giving this consent, I do not hereby admit that I am an “Expert” under the Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. Further, in giving this consent I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated therein or Item 509 of Regulation S-K.

Regards,

/s/ Andrew J Befumo

Andrew J. Befumo, Esq.

Partner, Befumo & Schaeffer, PLLC

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